EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2013

Willimantic, Connecticut — February 26, 2014. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $1.0 million, or $0.08 basic and diluted earnings per share, for the quarter ended December 31, 2013 versus net income of $745,000, or $0.08 basic and diluted earnings per share, for the quarter ended December 31, 2012. The Company reported a net loss of $855,000, or $0.08 basic and diluted loss per share, for the year ended December 31, 2013 compared to net income of $1.1 million, or $0.11 basic and diluted earnings per share, for the year ended December 31, 2012.

The net loss for the year ended December 31, 2013 was primarily due to $2.6 million in pre-tax costs associated with the September 6, 2013 acquisition of Newport Bancorp, Inc. ("Newport"). Excluding the aforementioned costs net of taxes, the Company would have reported net income of $1.3 million, or $0.11 basic and diluted earnings per share, and $1.2 million, or $0.11 basic and diluted earnings per share, for the quarter and year ended December 31, 2013, respectively.(1)

Net interest income increased $3.5 million for both the quarter and year ended December 31, 2013, to $10.1 million and $29.7 million, respectively, compared to the same periods in 2012. Net interest income increased due to an increase in the average balance of loans outstanding and a lower cost of funds versus the comparable periods in 2012.

The provision for loan losses increased $40,000 and decreased $1.6 million for the quarter and year ended December 31, 2013, respectively, compared to the same periods in 2012. The increased provision in the fourth quarter was primarily due to an increase in net loan charge-offs. The decrease in the provision for the year was primarily due to decreases in nonperforming loans and net loan charge-offs. At December 31, 2013, nonperforming loans totaled $7.0 million, compared to $7.7 million at December 31, 2012, primarily due to decreases in nonperforming residential mortgage loans of $1.4 million and consumer loans of $297,000, offset by an increase of $1.2 million in multi-family and commercial mortgage loans. Net loan charge-offs were $92,000 and $790,000 for the quarter and year ended December 31, 2013, respectively, consisting primarily of residential mortgage loan charge-offs. Net loan charge-offs were $85,000 and $1.5 million for the quarter and year ended December 31, 2012, respectively. Two commercial loan relationships contributed to the higher level of loan charge-offs for the year ended December 31, 2012.

Noninterest income was $2.6 million and $2.4 million for the quarters ended December 31, 2013 and 2012, respectively, and $8.3 million and $8.7 million for the years ended December 31, 2013 and 2012, respectively. The Company realized a net loss of $236,000 and $1.2 million on the sale of securities during the fourth quarter and year ended December 31, 2013, respectively, primarily related to the sale of $6.0 million in collateralized debt obligations and non-agency mortgage-backed securities previously classified as substandard. Mortgage banking fees declined $550,000 and $810,000 for the quarter and year ended December 31, 2013, respectively, as a result of lower gains realized on residential mortgage loan sales. Lower wealth management fees for 2013 were attributable to the sale of SI Trust Servicing, a third-party provider of trust outsourcing services for community banks, in April 2012. Service fees increased $551,000 and $831,000 for the quarter and year ended December 31, 2013, respectively, as a result of increases in overdraft privilege fees and fees associated with higher electronic banking usage compared to the same periods in 2012. The Company recognized increases in fair value adjustments of $92,000 and $563,000 on certain derivative instruments during the fourth quarter and year ended December 31, 2013, respectively, versus the comparable periods in 2012. Additionally, noninterest income for 2013 included a gain of $201,000 on the sale of $3.0 million in commercial business loans held for investment. For 2012, noninterest income included an aggregate loss of $698,000 (pre-tax) on the sale of SI Trust Servicing and write-downs of $392,000 on leasehold improvements and certain equipment related to the closure of the New London, Connecticut branch office. Other noninterest income for 2012 included an investment gain of $355,000 received from one of the Bank's small business investment company limited partnerships and a gain of $349,000 resulting from death benefit proceeds from a bank-owned life insurance policy.

Noninterest expenses increased $3.2 million and $7.0 million for the quarter and year ended December 31, 2013, respectively, compared to the same periods in 2012. Included in noninterest expenses for 2013 were pre-tax merger costs of $410,000 and $2.6 million for the respective periods. Higher noninterest expenses for 2013 reflect additional operating costs attributable to the six acquired branches from the Newport merger. Increases in salaries and benefits include additional lending staff and higher benefit costs related to equity-based incentive plan compensation and health insurance. Additionally, noninterest expenses for 2013 included prepayment penalties totaling $659,000 for the early extinguishment of certain higher rate Federal Home Loan Bank borrowings.
Total assets increased $393.5 million, or 41.3%, to $1.35 billion at December 31, 2013 from $952.9 million at December 31, 2012. The Newport acquisition contributed $361.1 million in loans receivable, $16.3 million in intangible assets, $11.3 million in bank-owned life insurance and $9.7 million in premises and equipment. The increase in total assets was offset by decreases of $10.4 million in cash and cash equivalents and $3.3 million in loans held for sale. Residential and commercial mortgage, commercial business and home equity loans increased $309.7 million, $40.8 million and $15.9 million, respectively. Residential and commercial mortgage loan originations declined $36.3 million during 2013 compared to 2012, offset by increases of $27.5 million in commercial business loan originations and $13.7 million in consumer loan originations.

Total liabilities increased $366.4 million, or 44.3%, to $1.19 billion at December 31, 2013 compared to $827.1 million at December 31, 2012. The increase in total liabilities included increases of $279.6 million in deposits and $78.6 million in Federal Home Loan Bank advances predominately as a result of the Newport acquisition. Contributing to higher deposits were increases in NOW and money market accounts of $149.6 million, certificates of deposit of $73.3 million, noninterest-bearing deposits of $49.6 million and savings accounts of $7.1 million. Growth in total deposits included $288.4 million from the Newport acquisition. The increase in other liabilities included $7.1 million in deferred compensation and accrued expenses assumed in the Newport acquisition.

Total shareholders’ equity increased $27.1 million from $125.8 million at December 31, 2012 to $152.8 million at December 31, 2013. The increase in shareholders' equity was attributable to the acquisition of Newport resulting in an increase in equity of $30.1 million and an unrealized gain of $104,000 on an interest-rate swap derivative, offset by an increase in unrealized losses on available for sale securities aggregating $2.4 million (net of taxes), dividends of $1.2 million and a net loss of $855,000. At December 31, 2013, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“We continue to be pleased with the integration of Newport Federal. Results for the fourth quarter, the first full quarter of operations following the merger, reflected improvement in the net interest margin, net interest income and earnings, despite the inclusion of $410,000 in merger expenses," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-six branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Non-GAAP Financial Measures
We believe that certain non-GAAP financial measures provide investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We, as well as securities analysts, investors and other interested parties, use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
(1) The table below presents a reconciliation of net income (loss) and net income (loss) per share to shareholders, excluding the tax-affected transaction costs related to the acquisition of Newport for the quarter and year ended December 31, 2013.

	Quarter Ended	Year Ended
Net Income (Loss) (in thousands):	December 31, 2013	December 31, 2013
Net income (loss) as reported	$1,024	$(855)
Merger-related transaction costs (after tax)	286	2,031
Net income adjusted for merger-related transaction costs	$1,310	$1,176

Earnings Per Share:
Basic and diluted as reported	$0.08	$(0.08)
Merger-related transaction costs (after tax)	0.03	0.19
Basic and diluted adjusted for merger-related transaction costs	$0.11	$0.11
Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the ability to successfully integrate the operations of the former Newport Bancorp, Inc., the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	December 31,	December 31,
(Dollars in Thousands / Unaudited)	2013	2012

ASSETS
Noninterest-bearing cash and due from banks	$20,554	$16,364
Interest-bearing cash and cash equivalents	4,849	21,325
Federal funds sold	1,918	—
Securities	183,329	184,591
Loans held for sale	1,764	5,069
Loans receivable, net	1,047,410	685,163
Bank-owned life insurance	20,726	9,060
Premises and equipment, net	21,090	11,216
Intangible assets	19,566	3,451
Deferred tax asset	9,705	4,639
Other real estate owned, net	2,429	1,293
Other assets	13,039	10,709

Total assets	$1,346,379	$952,880

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$984,749	$705,148
Borrowings	184,520	105,947
Other liabilities	24,268	16,026
Total liabilities	1,193,537	827,121

Shareholders' equity	152,842	125,759

Total liabilities and shareholders' equity	$1,346,379	$952,880

SELECTED OPERATING DATA:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands / Unaudited)	2013	2012	2013	2012

Interest and dividend income	$12,184	$8,863	$38,192	$35,824
Interest expense	2,097	2,322	8,454	9,633
Net interest income	10,087	6,541	29,738	26,191

Provision for loan losses	686	646	1,319	2,896
Net interest income after provision for loan losses	9,401	5,895	28,419	23,295

Noninterest income	2,560	2,398	8,305	8,717
Noninterest expenses	10,513	7,338	37,677	30,653
Income (loss) before income taxes	1,448	955	(953)	1,359

Income tax provision (benefit)	424	210	(98)	241
Net income (loss)	$1,024	$745	$(855)	$1,118

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2013	2012	2013	2012

Earnings (loss) per share:
Basic	$0.08	$0.08	$(0.08)	$0.11
Diluted	$0.08	$0.08	$(0.08)	$0.11

Weighted average shares outstanding:
Basic	12,274,489	9,567,215	10,434,191	9,730,797
Diluted	12,322,115	9,601,472	10,434,191	9,755,692

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands, Except Per Share Data / Unaudited)	2013	2012	2013	2012

Selected Performance Ratios:
Return (loss) on average assets (1)	0.30%	0.31%	(0.08)%	0.12%
Return (loss) on average equity (1)	2.63	2.32	(0.63)	0.86
Interest rate spread	3.04	2.61	2.74	2.63
Net interest margin	3.17	2.87	2.93	2.88
Efficiency ratio (2)	81.60	82.49	96.10	88.19

Asset Quality Ratios:
Allowance for loan losses			$6,916	$6,387
Allowance for loan losses as a percent of total loans (3)			0.66%	0.93%
Allowance for loan losses as a percent of nonperforming loans			98.90%	83.45%
Nonperforming loans			$6,993	$7,654
Nonperforming loans as a percent of total loans (3)			0.66%	1.11%
Nonperforming assets (4)			$9,422	$8,947
Nonperforming assets as a percent of total assets			0.70%	0.94%

Per Share Data:
Book value per share			$11.94	$12.44
Less: Intangible assets per share (5)			(1.53)	(0.35)
Tangible book value per share (5)			10.41	12.09
Dividends per share			0.12	0.12

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $19.6 million and $3.5 million at December 31, 2013 and 2012, respectively.

CONTACT:
Diane Phillips, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514